[Homegold Financial, Inc. Letterhead]



                                 August 21, 1998


Bankers Trust Company
Four Albany Street
New York, NY 10015
Attn: Ms. Ednora Lenares
     Corporate Trust & Agency Group


        RE: Release of Sterling Lending Corporation and Sterling Lending Insurance Agency, Inc. (the "Guarantors") from their guarantees (the "Guarantee(s)") of HomeGold Financial, Inc.'s (f/k/a Emergent Group, Inc., hereinafter, the "Company") 10-3/4% Senior Notes, due 2004, Series A and Series B (the "Notes")


Dear Ladies & Gentlemen:

        I am General Counsel to the Company, a South Carolina Corporation, Sterling Lending Corporation, a South Carolina Corporation and a subsidiary of the Company, and Sterling Lending Insurance Agency, Inc., a Louisiana corporation and a subsidiary of Sterling Lending Corporation, for the issuance of the Company's Notes and the Guarantees thereof and for the Sale described below. The Notes and Guarantees were issued pursuant to an indenture dated September 23, 1997, as amended by Amendment No. 1 thereto amending Section 1013 thereof (the "Indenture"), between the Company, the Subsidiary Guarantors (as defined therein and two of which are the Guarantors discussed herein) and you, Bankers Trust Company, as trustee (the "Trustee"). The Company sold all of its capital stock in Sterling Lending Corporation to FNSC Mortgage Corporation, a subsidiary of First National Security Corp. on the date of this opinion for cash in an amount of less than two million dollars ($2,000,000) (the "Sale").

        In this connection, I have examined the Notes, the Guarantees and the Indenture, in particular, but not limited to, Article 12 of the Indenture titled "Subsidiary Guarantee," Section 1203 thereof titled "Release of Subsidiary Guarantors," Article 10 thereof titled "Covenants," Section 1013 thereof, as amended, titled "Limitation on Sales of Assets" and the definitional provisions of the Indenture relating thereto. I have also examined in this connection, originals or copies of such corporate documents and records of the Company and the Guarantors and such other documents as I have deemed relevant and necessary as the basis for this opinion and statement.

        With respect to matters of fact, I have relied upon information provided to me by officers and employees of the Company and the Guarantors and have assumed, without independent investigation, the accuracy of the information provided to me.

        I have assumed, without investigation, the genuiness of all signatures, the authenticity of all documents submitted to me as originals, the conformity to authentic original documents of all documents submitted to me as copies, and the accuracy and completeness of all documents made available to me by the Company or the Guarantors. I have assumed, without investigation, the legal capacity of all persons. I have assumed, without investigation, that there has not been any mutual mistake of fact or misunderstanding. With respect to agreements, instruments and other documents executed by entities or individuals other than or in addition to the Company or the Guarantors, I have assumed, without investigation, the power and authority of any such other entity or individual to enter into and perform all of its, her or his obligations under such agreements, instruments and other documents, the due execution and delivery by each such entity or individual of such agreements, instruments and other documents and that such agreements, instruments and other documents are the valid, binding and enforceable obligations of each other such entity or individual.

        In my opinion, I have made such examination or investigation as is necessary to enable me to express an informed opinion as set forth below.

        Based on and subject to the foregoing, and subject to the comments, limitations and qualifications set forth below, it is my opinion that the Company has complied with all covenants and conditions of the Indenture, particularly Articles 10 and 12 thereof, necessary for the Guarantors to be released from their Guarantees as of the date hereof pursuant to the terms of the Indenture.

        I do not herein intend to express any opinion, statement or belief as to any matter governed by (or that purports to be governed by) any law other than, and my opinions, statements and beliefs are limited solely to, the existing laws of the State of South Carolina and the existing Federal laws of the United States of America. I express no opinion with regard to any matter that is or may be (or that purports to be) governed by the law of any other state or jurisdiction. The law covered by the opinions expressed herein does not include any statute, ordinance, decision, rule or regulation of any political subdivision of any State. I note that the Indenture, the Notes and the Guarantees by their terms are to be governed by the laws of the State of New York, and for purposes hereof, I have assumed that the laws of the State of New York (and the interpretation of such laws) are identical to South Carolina law. I further express no opinion as to any matter governed by or arising under the South Carolina Uniform Securities Act, the securities laws of any other State, any environmental law, the Investment Company Act of 1940, as amended, the Public Utility Holding Company Act, as amended, the Federal Power Act, as amended, or any rule or regulation promulgated under any of the foregoing laws. No opinion is given as to any choice-of-law provision contained in the Indenture, the Notes, the Guarantees or any other document.

        This letter is rendered as of the date hereof and applies only to matters specifically covered by this letter, and we disclaim any continuing responsibility for matters occurring after the date of this letter or any obligation to update this letter. This opinion is limited to the matters expressly set forth herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein.

        This opinion letter is being provided to you in connection with the release of the Guarantors from their Guarantees and is not to be used, circulated, quoted or otherwise relied upon by any other person or entity, or for any other purpose, without my express written consent.



                            Very truly yours,

                            /s/ Ashley Steele Nutley

                            Ashley Steele Nutley
                            General Counsel